Exhibit 99.1

Heritage Bank of Commerce Hires Chris Edmonds-Waters as Chief People and Culture Officer

SAN JOSE, Calif., May 6, 2024 (GLOBE NEWSWIRE) -- Heritage Bank of Commerce (the “Bank”), a subsidiary of Heritage Commerce Corp (Nasdaq: HTBK), today announced the appointment of Chris Edmonds-Waters, as Executive Vice President, Chief People and Culture Officer, effective April 30, 2024.

With over three decades of dedicated experience in Human Resources, Chris Edmonds-Waters brings an excellent track record of preparing the workforce for organizational growth, while optimizing the impact of a values-driven culture in attracting and retaining top talent. Throughout his career, Mr. Edmonds-Waters has demonstrated a remarkable ability to align human resources strategies with overarching business objectives, resulting in transformative employee engagement and substantial revenue expansion. His appointment comes as Jan Coonley relocates out of the market.

“We are thrilled to welcome Chris to our executive leadership team,” remarked Clay Jones, President and Chief Executive Officer of Heritage Bank of Commerce. “Chris’s ability and know how in leveraging human capital to drive business outcomes positions him perfectly to lead our people-strategy forward and bolster our Company initiatives.”

Mr. Edmonds-Waters’s journey to Heritage Bank of Commerce stems from a series of impactful roles at Silicon Valley Financial Group, Inc., the parent company of Silicon Valley Bank, where he began in 2003, ultimately leading the human resources function from 2006 to 2023. Prior to Silicon Valley Bank, he honed his expertise through various Human Resources Director positions at Charles Schwab & Co., Inc.

Mr. Edmonds-Waters holds a Master of Arts in Human Resources & Organization Development from the University of San Francisco, complemented by a Bachelor of Arts in Inter-Cultural Communication and a Spanish Minor from Arizona State University. His professional background makes him an excellent candidate to succeed Ms. Coonley as Chief People and Culture Officer.

Heritage Commerce Corp, a bank holding company established in October 1997, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Oakland, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Mateo, San Rafael, and Walnut Creek. Heritage Bank of Commerce is an SBA Preferred Lender. Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in San Jose, CA and provides business-essential working capital factoring financing to various industries throughout the United States. For more information, please visit http://www.heritagebankofcommerce.bank. Heritage Bank of Commerce is a member of the Federal Deposit Insurance Corporation.

For additional information, contact:

Debbie Reuter EVP, Corporate Secretary

Direct: (408) 494-4542

Debbie.Reuter@herbank.com